UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 20, 2006

Date of Report (date of earliest event reported)

CARRIER ACCESS CORPORATION

(Exact name of Registrant as specified in its charter)

State of Delaware	000-24597	84-1208770
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5395 Pearl Parkway

Boulder, Colorado 80301

(Address of principal executive offices)

(303) 442-5455

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 20, 2006, the Compensation Committee of the Registrant approved an increase in the salary of Roger L. Koenig, President, Chief Executive Officer and Chairman of the Board, to $325,000, and approved an increase in the salary of Nancy Pierce, Corporate Development Officer, to $230,000, each retroactive to January 1, 2006.

In addition, on January 20, 2006, the Compensation Committee adopted a cash incentive bonus plan for executive officers for fiscal year 2006. As in previous years, pursuant to the fiscal 2006 bonus plan, cash bonuses may be paid to an executive officer on a quarterly and annual basis upon the Registrant’s attainment of specified quarterly and annual revenue and operating income targets. The specified targets, as well as the potential aggregate amount of the cash payments that could be made pursuant to the plan, will be determined at a later date.

On January 20, 2006, the Board of Directors of the Registrant adopted changes to the annual compensation paid to the independent members of the Board of Directors and Chairs of the Audit, Compensation, and Corporate Governance and Nominating Committees. Effective January 1, 2006, independent directors will receive $30,000 annually. In addition, the Chair of the Audit Committee will receive $10,000 annually, the Lead Independent Director will receive $10,000 annually, the Chair of the Compensation Committee will receive $5,000 annually, and the Chair of the Corporate Governance and Nominating Committee will receive $5,000 annually. Each such cash payment will be paid in quarterly installments. Members of the Board will no longer receive per-meeting fees. Each independent member of the Board will continue to receive an option to purchase 10,000 shares of Common Stock on the date of each annual meeting of stockholders, provided such individual has served as a non-employee Board member for at least six months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIER ACCESS CORPORATION

Date: February 3, 2006	By:	/s/ GARY GATCHELL
Gary Gatchell Chief Financial Officer